UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2005
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen's Quay West, Suite 340, Toronto, Ontario	M5J 1A7
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On September 29, 2005, as previously reported on the Current Report on Form 8-K filed by Cott Corporation (the “Company”) on October 4, 2005 (the “Prior Form 8-K”), the Company announced a plan to realign the management of its Canadian and United States businesses to a North American basis (the “Realignment Plan”). In the Prior 8-K, the Company reported that it expected to record certain pre-tax charges of $60 to 80 million over the 12 to 18 month period following the announcement of the Realignment Plan, that the largest of the charges would be related to asset impairment and that there also would be additional charges for severance, termination and other costs.
     On December 13, 2005 the Company filed an amended Current Report on Form 8-K (the “Updated Form 8-K”) announcing the planned closing of its Columbus, Ohio manufacturing plant and certain charges expected to be recorded in connection with the plant closing. The Company further disclosed that, in connection with implementing the Realignment Plan, it will record additional pre-tax charges of approximately $21 to 41 million. The Company hereby clarifies that the $21 to 41 million in charges are those remaining to be taken as part of the previously announced $60 to 80 million total anticipated charges and are not in addition to the previously announced $60 to 80 million in total anticipated charges.
Item 2.06. Material Impairments.
     The information reported in Item 2.05 is hereby incorporated by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: December 13, 2005	By:	/s/ B. Clyde Preslar
B. Clyde Preslar
Executive Vice President and Chief Financial Officer